U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                            SCHEDULE 14A INFORMATION
                                Proxy Statement
     (Pursuant to Section 14(a) of the Securities Exchange Act of 1934)

                    Check the appropriate box:
                    [  ] Preliminary Proxy Statement
                    [ X ] Definitive Proxy Statement
                    [   ] Definitive Additional Materials
                    [   ] Soliciting Materials Pursuant to 240.14a-11 or
                           240.14a-12

                        PROACTIVE TECHNOLOGIES, INC.
                (Name of Registrant as specified in its Charter)

                        PROACTIVE TECHNOLOGIES, INC.
                (Name of Person(s) Filing Proxy Statement)

              (Payment of Filing Fee  (Check appropriate box:)

               [ X ] No fee required
               [   ] Fee computed on table below per Exchange Act
                      Rules 14a-6(i.) And 0-11

     (1.) Title of each class of securities to which transaction applies:

     (2.) Aggregate number of securities to which transaction applies:

     (3.) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

     (4.) Proposed maximum aggregate value of transaction:

[   ] Check box if any part of the fee is offset as provided by Exchange
Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1.)      Amount Previously Paid:
(2.)     Form, Schedule or Registration No.:
(3.)     Filing Parties:
(4.)     Date Filed:

                    PROACTIVE TECHNOLOGIES, INC.
              (Formerly Keystone Medical Corporation)
                      7118 Beech Ridge Trail
                     Tallahassee, Florida 32312


              NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                   TO BE HELD ON DECEMBER 12, 1997


     Notice is hereby given that the Annual Meeting of Shareholders of Proactive Technologies, Inc. (The "Company") will be held on December 12, 1997 at 2:00 P.M. local time, at Golden Eagle Country Club, 3700 Golden Eagle Drive, Tallahassee, Florida 32312 for the purpose of considering and voting upon the following matters, all of which are described in the attached Proxy Statement:

1.  The election of directors; and

2. Such other matters as may properly come before the meeting and any adjournment thereof.


     Only shareholders of record at the close of business on November 11, 1997, shall be entitled to notice of and to vote at the meeting and any adjournment thereof.

     The Board of Directors would like to have as many shareholders as possible represented at the annual meeting. Accordingly, you are asked to SIGN AND RETURN THE ENCLOSED PROXY AT YOUR
EARLIEST CONVENIENCE. You may change or withdraw your proxy at any time prior to the voting at the meeting, including if you attend the meeting and wish to vote in person.

                       By Order of the Board of Directors



                                        ANNE DECHMAN
                                        Secretary

Tallahassee, Florida
October 27, 1997


  YOUR VOTE IS IMPORTANT.  PLEASE COMPLETE, SIGN DATE AND RETURN YOUR PROXY.

                        PROACTIVE TECHNOLOGIES, INC.
                   (Formerly Keystone Medical Corporation)
                          7118 Beech Ridge Trail
                        Tallahassee, Florida 32312

                            PROXY STATEMENT
                    ANNUAL MEETING OF SHAREHOLDERS
                    To Be Held on December 12, 1997

                             INTRODUCTION

      This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Proactive Technologies, Inc. (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held on December 12, 1997 at 2:00 P.M., 1997, and any adjournment thereof, for the purposes set forth in the accompanying notice of the meeting. The enclosed proxy is solicited by and on behalf of the Company's Board of Directors. The expense of this solicitation, including the cost of preparing and mailing this Proxy Statement, will be paid by the Company. Copies of solicitation material may be furnished to banks, brokerage houses and other custodians, nominees and fiduciaries for forwarding to beneficial owners of shares of the Company's Common Stock, and normal handling charges may be paid for such forwarding service. In addition to solicitations by mail, directors and regular employees of the Company and its subsidiaries, Capital First Holdings, Inc. ("Capital First") and Decocrete Worldwide, Inc. ("Decocrete"), may solicit proxies in person or by telephone or telecopy. It is anticipated that this Proxy Statement and the accompanying proxy will first be mailed to shareholders on or about November 10, 1997.

     Only shareholders of record as the close of business on November 11, 1997 (the "Record Date"), are entitled to vote at the Annual Meeting, or any adjournment thereof. As of that date, the Company had outstanding and entitled to vote 18,151,918 shares of Common Stock. Each shareholder is entitled to one vote per share owned. The Form 10-KSB of the Company for the fiscal year ended June 30, 1997 (the "Form 10-KSB"), is being mailed with this Proxy Statement to all shareholders of record as of November 11, 1997, but does not form a part hereof. Shareholders should review the information provided for herein in conjunction with the Form 10-KSB.

     Any proxy given pursuant to this solicitation may be revoked by any shareholder who attends the meeting and gives notice of his or her intention to vote in person, without compliance with any other formalities. In addition, any proxy given pursuant to this solicitation may be revoked prior to the meeting by delivering an instrument revoking it, or a duly executed proxy bearing a later date, to the Chairman of the Company. If the proxy is properly completed and returned by the shareholder and is not revoked, it will be voted at the meeting in the manner specified thereon. If the proxy is returned without any choice being specified thereon, it will be voted for all the nominees for directors named and described herein, and, in the proxy holder's discretion, with regard to any other matter that may properly come before the meeting.

                               PROPOSAL NO. 1

                           ELECTION OF DIRECTORS

     Before September 18, 1996, the size of the Company's Board of Directors was fixed at three directors. As of September 28, 1996, there were two directors -- Mark A. Conner (Chairman) and Robert E. Maloney, Jr. -- and one vacancy. On September 28, 1996, pursuant to the Company's Bylaws, the Board resolved to increase the size of the Company's Board to six directors.

     On February 18, 1997, the Board appointed James A. Preiss as a director, increasing the Board to three members.

     On April 10, 1997, the Board appointed three new directors, Ben S. Branch, Marshall R. Cassedy, Jr., and Langdon S. Flowers, Jr., bringing the new
Board total to six members.

     Under the Company's Bylaws, directors' terms begin when the director has been duly elected and qualified, and end at the next annual meeting of the Company's shareholders when his or her successor has been seated. Directors are to be elected by a plurality of the shares represented in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.

     The Board of Directors is informed that all of the nominees are willing to serve as directors, but if any of them should decline or be unable to act as director, then the persons designated as proxy holders in the accompanying proxy card(s) (or their substitutes) intend to vote for such substitute nominee or nominees as the Board may designate, unless the Board reduces the number of directors accordingly.

     Following is information about each nominee, including biographical data for at least the last five years.

     Mark A. Conner, age 30, has been President of the Company since February 1996, and President of Capital First since its incorporation in 1994. Mr. Conner earned a B.S. in Finance, with honors, from Florida
State University in 1987.   Mr. Conner started his own real estate
company in October, 1987, Conner, White & Associates, Inc., which focused on the development of affordable housing for first time and mid-priced home buyers. This approach proved to be successful, resulting by 1992 in the development and marketing of 14 communities.

     James A. Preiss, age 57, is the Chief Executive Officer of Proactive Technologies, Inc. since December 1, 1996. He is a former partner of Proactive's President, Mark A. Conner, and co-developed more than
$50 million in residential real estate from 1992 to 1995. He has substantial experience in the real estate industry and in the early 1970's, directed SunView, New Jersey's real estate divisions for the Deltona Corporation communities of Marco Island, Spring Hill, Citrus Springs,
Sunny Hills, Deltona, and Pine Ridge Estates.  In 1978, he founded Preiss
& Preiss, Inc., a $60 million industrial real estate development corporation in Fairfield, New Jersey and Morristown, New Jersey. He has also owned Indus-Council Consultants, Inc., a New Jersey based consulting group, an has lectured at Rutgers University College of Labor and Industry.

     Langdon S. Flowers, Jr. , 47, was born and raised in Thomasville, Georgia, and still resides there. He has also served as president of the W.R. Milton YMCA Board of Directors and is a past director of the
Thomas County Habitat for Humanity.  He is currently a director of the South Georgia Regional Board of NationsBank, M.L. Lynch, Co.,
F&W AgriServices, Inc. and Killearn Properties, Inc. (AMEX).  In
1971, he earned a B.S. degree in Management from Georgia Tech University. From 1974 to 1984 Langdon worked in various positions with Flowers Industries, Inc. (NYSE) including serving as President of Flowers
Baking Company (Thomasville, Georgia), President of Schott's Bakery (Houston, Texas), and Corporate Regional Vice President for the six
Georgia and Alabama bakeries.   In 1984 Langdon left Flowers Industries
to form his own management company FPI, Inc. and three real estate development companies: Barrier Dunes Development Corporation, Flowers Properties, Inc. and Highland Properties Construction Company. All three of these development companies were recently merged into Proactive Technologies, Inc. (AMEX).

     Ben S. Branch, Ph.D., 53, Professor of Finance at the University of Massachusetts, has served as the Chapter 7 Bankruptcy Trustee for the Bank of New England Corporation since 1991. Prior to that he chaired the Senior Unsecured Creditors Committee and later the Board of Directors of the First Republic Bank Corporation. Professor Branch received his Ph.D. in Economics from the University of Michigan in 1970. He taught economics at Dartmouth College from 1970 - 1975 when he joined the Finance department faculty at the University of Massachusetts. He is the author of numerous articles on investing, appearing in such publications as the Wall Street Journal and Barrons as well as numerous academic journals. He has also written several books on investing including Investments, Principal, and Practices (Longman, 1987). He is also the co-author (with noted bankruptcy lawyer Hugh Ray) of a book on investing in the claims against the bankruptcy and financially distressed firms, Bankruptcy Investing, How to Profit from Distressed Companies (Dearborn Publishing, 1992).

     Marshall R. Cassedy, Jr., 43, is the Resident Manager of D.E. Frey and Associates (a Paine Webber Correspondent Firm). Prior to working with D.E. Frey, he was an Option Analyst and Financial Consultant with Merrill Lynch for fifteen years. Mr. Cassedy graduated from the University of the South with a B.A. in Economics with Honors. He then obtained his M.B.A. in Finance and Management from Florida
State University. Mr. Cassedy has been involved in the community over the years and his activities have included the following: Served as President of Goodwill Industries for 1994; served as Chairman for the Multiple Sclerosis Dinner of Champions for 1997. He is currently the Treasurer for the Tallahassee Community College Foundation and a Member of St. Johns Episcopal Church. Mr. Cassedy has also served as Rotary Member for 15 years and was a Board Member for the Southern Scholarship Foundation (Florida State University Housing Charity) from 1986 through 1994.

      Robert E. Maloney, Jr., age 33, has been Corporate Counsel to the Company since February 1996. He earned a B.S. with high honors
(including Phi Beta Kappa) from Ohio Wesleyan University in 1986.
He graduated from Wake Forest University School of Law in 1989, and served as the Executive Editor of the Wake Forest Law Review in 1988-89.
Mr. Maloney was with the firm of Fee, Bryan & Koblegard, P.A. in Fort
Pierce, Florida from 1989 to 1995, where he specialized in litigation matters. In 1993 and 1994, Mr. Maloney served as counsel to Mr. Conner on a number of Capital First's real estate developments. He is licensed to practice law in the states of Florida, Massachusetts, and Connecticut and is a member of the Florida Trial Attorneys and the American Bar Association.

Directors and Nominees Involvement in Certain Legal Proceedings.

     No person currently a director, or nominated to be a director, or executive officer of the Company has been involved in any of the following events during the past five (5) years:

     (1.)     A petition under the Federal bankruptcy laws or any state
insolvency law was filed by or against, or a receiver, fiscal agent, or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation, or business association of which he was an executive officer at or within two years before the time of such filing;

     (2.)     Such person was convicted in a criminal proceeding or is a named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

     (3.)     Such person was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him from, or otherwise limiting, the following activities:

          (i.) Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an affiliated person, director, or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

          (ii.)    Engaging in any type of business practice; or

(iii.) Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

     (4.)     Such person was the subject of any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity described in paragraph
(f)(3)(i.) of this Item, or to be associated with persons engaged in any such activity; or

     (5.)     Such person was found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated.

     (6.)    Such person was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended, or vacated.



THE BOARD OF DIRECTORS RECOMMENDS THAT
SHAREHOLDERS VOTE FOR ELECTION OF EACH
OF THE NOMINEES.  PROXIES RECEIVED BY THE
BOARD OF DIRECTORS WILL BE SO VOTED UNLESS
SHAREHOLDERS SPECIFY A CONTRARY CHOICE
IN THEIR PROXIES.

                      SECURITY OWNERSHIP OF
               CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth share ownership information as of September 30, 1997, with respect to (I) any person known to the Company to be a beneficial owner of more than 5% of the Company's Common Stock,
(ii) each director of the Company who beneficially owns Common Stock and the Company's Chief Executive Officer, and (iii) all directors and executive officers of the Company as a group. This information as to beneficial ownership was furnished to the Company by or on behalf of the persons named. The determinations of "beneficial ownership" of the Company's Common Stock are based upon responses to Company inquiries which cited Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Such Rule provides that shares shall be deemed so owned where a person has, either solely or in conjunction with others, the power to vote or direct the voting of shares and/or the power to dispose, or to direct the disposition of shares; or where a person has the right to acquire such power within 60 days after the date such "beneficial ownership" is determined. Unless otherwise indicated, each of the shareholders has sole voting and investment power with respect to the shares beneficially owned. On September 30, 1997, the Company had 1,051 shareholders of record.



                       BENEFICIAL OWNERSHIP

Name and Address of Beneficial Owner    Number of Shares    Percentage


Mark A. Conner                            4,100,000          22.59% (1)
7118 Beech Ridge Trail
Tallahassee, Florida  32312

James A. Preiss                           4,100,000           22.59%(1)
7118 Beech Ridge Trail
Tallahassee, Florida 32312

Langdon S. Flowers, Jr.                   3,055,200           16.8% (1)
329 North Broad Street
Thomasville, Georgia 31792

Ben S. Branch                               409,000            2.25%(1)
University of Massachusetts
Amherst, MA

Robert E. Maloney, Jr.                       25,000             <1% (1)
7118 Beech Ridge Trail
Tallahassee, FL 32312

George McIntosh                           1,444,800            7.96%(1)
P.O. Box 712
Albany, Georgia 31702

All Directors and Officers as a Group    13,134,000          72.36% (1)

 (1) Based on 18,151,918 issued and outstanding shares used to calculate percentage.



                THE BOARD OF DIRECTORS AND ITS COMMITTEES


     The Board of Directors of the Company met ten times during the 1997 fiscal year. Each of the current directors attended more than 75% of the total number of meetings of the Board during the period of the 1997 fiscal year that he served as a director. On the date of the Annual Meeting, the Board will consist of six members. In the interim between Annual Meetings, the Board has the authority under the Bylaws to change the size of the Board to between three and fifteen members and to fill vacancies.


Director Compensation

     Throughout the last fiscal year, directors have received no cash or other compensation for their services as members of the Board of Directors, although $2,000 per quarter per director was adopted by the corporation.

Audit Committee

     The Audit Committee is comprised of Messrs. Branch and Cassedy.
During the fiscal year ended June 30, 1997, one meeting of the Audit
Committee was held.
     The Audit Committee's responsibility is to ascertain that the Company's financial statements reflect fairly the financial condition of the Company and to appraise the soundness, adequacy and application of accounting controls. The Audit Committee recommends independent auditors to the Board of Directors, reviews the scope of the audit functions of the independent auditors and reviews audit reports rendered by the independent auditors.

                         EXECUTIVE COMPENSATION

Cash Compensation

     The following table sets forth for fiscal year 1997 compensation paid to the Chief Executive Officer of the Company and the executive officers of the Company or any of its subsidiaries who received salary, bonuses and other cash compensation in excess of $100,000 in any of those years for services rendered in all capacities.

                        SUMMARY COMPENSATION TABLE

Name and                                   Other        Restricted      Securities           All
Principal                                  Annual       Stock           Underlying LTIP      Other
Position         Year    Salary  Bonus     Compensation Awards          Options    Payouts   Compensation
( a )            (b)    (c)      (d)       (e)          (f)             (g)        (h)       (i)

Mark A. Conner1
Chairman and
President of the
Company          1997   $61,200  $0        $168,125

James A. Preiss2
CEO of the
Company          1997   $103,844 $0        $216,000



Employment Agreements

     On February 12, 1996, the Company acquired all of the issued and outstanding shares of Capital First Holdings, Inc. from Mr. Conner in exchange for 8,559,077 of newly issued shares of the Company's common stock. In connection with the acquisition, Mr. Conner would enter into a five-year employment agreement, which employment agreement was executed on or about August 1, 1996.

Stock Options
     As of September 30, 1997 the Company has no stock options outstanding.

Certain Relationships and Related Party Transactions

     In April 1996, the Company purchased land from an entity owned by PTE's largest shareholder for a purchase price of $475,000 (which approximates the shareholder's basis in the property). In connection with this purchase, a note payable of $225,000 was assumed by PTE, and PTE entered into a note payable agreement with the seller for the remaining $250,000. The assumed note bears interest at a rate of approximately 16% and its due date has been extended to December 31, 1997. The seller financed portion represents a short-term, non-interest bearing note due December 31, 1997 and is classified as a related party note payable on the balance sheet. In March 1995, the sole stockholder of Capital First acquired from Capital First's then other stockholder, the remaining 50% of the outstanding stock of Capital First.

     The Company has a deferred compensation agreement with the current Chief Executive Officer which resulted in the Company agreeing to pay compensation to him the sum of $1.4 million for services rendered through 1994. The $1.4 million is payable in five equal, monthly payments of $10,000 made throughout 1995 and in $4,000 payments for each lot sale made in specified developments. During the year ended June 30, 1997, and the six months ended June 30, 1996, a total of $216,000, and $423,000, respectively, was paid under this compensation agreement. Based on an imputed interest rate of 10%, total interest incurred during the year ended June 30, 1997, and the six months ended June 30, 1996 amounted to approximately $45,000, and $58,000, respectively, and the remaining principal balance at June 30, 1997, and June 30, 1996 equaled approximately $387,000 and $516,000, respectively, and is included in deferred compensation payable.

     From time to time the Company makes advances and repayments of loans to its President which are repaid either through cash payments or increases in compensation expense. On September 30, 1997, the Company owed $67,300 to the President.

     Killearn Properties, Inc. ("Killearn") is a developer of single-family subdivisions, now primarily operating in Stockbridge (Henry County), Georgia. In November 1993, Capital First purchased substantially all of Killearn's real estate holdings in Florida for approximately $25,000,000.
As a result of that transaction, the Company owes Killearn on June 30, 1997, the sum of $5,329,168. In addition, from time to time during fiscal year 1997, the Company made and received advances and repayments of short term loans to Killearn, which are repaid through cash payments. As of August 31, 1997, the Company was owed $60,400 by Killearn on these short term advances. Additionally, the Company has made commitments to guarantee certain loans of Killearn.

     In April, 1996, the Company purchased 115,700 shares of the issued and outstanding common stock of Killearn at an average price of $9.375 per share. In May, 1996, the Company proposed a transaction with Killearn whereby Killearn would "split-off" certain assets (consisting of the golf course and country club, a newly constructed inn and certain joint venture interests) to an entity controlled by J.T. Williams, Jr. ("Williams"), Killearn's Chairman of the Board, President and Chief Executive Officer, in exchange for Williams' approximately 42% effective common stock interest in Killearn.

    By August 1996, the Company had acquired an additional 199,750 shares of Killearn common stock in three separate transactions with Killearn shareholders. In each such purchase, for each share of Killearn common stock acquired, the Company issued four shares of its common stock to the respective purchaser. The 798,200 shares of the Company's common stock issued in these transactions were valued, based on the relevant closing bid prices of the common stock on the American Stock Exchange, at approximately $1,824,000. In connection with one such acquisition, whereby the Company issued 139,600 shares to James H. Dahl, IRA,
80,000 shares to James H. Dahl and Georgia P. Dahl, JTWROS, and
107,200 shares to Rock Creek Partners, Ltd., the Company agreed to register the shares of its common stock issued to the sellers under the Securities Act of 1933 (the "1933 Act") on or before July 31, 1997.
In case such shares were not so registered , the Company would have been required to issue to the sellers an additional 98,040 shares of its common stock. As a result of these acquisitions, as of August 1996, the Company owned approximately 21.9% of the total issued and outstanding shares of Killearn's common stock. On November 16, 1996, the Company and James H. Dahl rescinded their August agreement and the Company received back 326,800 shares of its stock in return for 81,700 shares of Killearn voting common stock.

     On July 31, 1996 Killearn's Board of Directors approved the proposed split-off (the "Split-Off") and, on August 2, 1996, Killearn and Williams entered into an agreement regarding the Split-Off. On September 30, 1996, Killearn's shareholders (other than Williams) approved the Split-Off and elected Mark A. Conner to Killearn's
Board of Directors. Conner was also elected Chairman and Chief Executive Officer of Killearn, and two of the Company's nominees (Langdon S. Flowers, Jr. and Robert E. Maloney, Jr.) were appointed to Killearn's board.

     Taking into account that on November 12, 1996, the Dahl Group and the Company rescinded its stock exchange agreement from August 1996, the Company's interest in Killearn's outstanding common stock increased to approximately 28.26%, after giving effect to Williams return of shares.

     In addition, on July 29, 1996, the Company delivered a letter to Killearn's Board of Directors proposing that the Company and Killearn enter into an agreement under which the Company would provide sales personnel, training and techniques, and other management assistance to Killearn in order to increase Killearn's sale of residential lots. Since August 1, 1996, Killearn and the Company have been operating under an informal agreement for such assistance. On March 10, 1997, Killearn's Board of Directors ratified a proposal to pay the Company $12,500.00 per month for services of the Company's personnel, retroactive to July 1, 1996.

     During August 1996, the Company purchased a new subsidiary which previously purchased a building for $550,000 from Killearn Properties, Inc., whose Chairman and Chief Executive Officer is Mark A. Conner. The
Company signed a promissory note in the amount of $550,000, which bears interest at 9% per annum, and is due June 30, 1998.

     Effective August 12, 1996, the Company acquired from an individual who subsequent ly became a director, all of the voting common stock of Flowers Properties, Inc., Highland Properties Construction Company, Inc., and Barrier Dunes Development Corporation, Inc., in exchange for Company stock.
Under the agreement, the 2,565,000 shares originally issued were adjusted as a result of the average quoted market price of the shares for the ten trading days prior to December 31, 1996, if it was below $3.50 per share. The Company re-negotiated the transaction and issued an additional 1,935,000 additional shares for the above transactions. The purchased corporations operations principally consist of developed and undeveloped land in Middle and South Georgia, and Cape San Blas, Florida. The land owned by these corporations has been added to the land inventory of the Company. As of June 30, 1997, the land in South Georgia contains a mortgage in the approximate amount of $1.8 million which is payable to a director of the Company. The acquisition was accounted for under the purchase method of accounting.

     During 1997, the Company sold 100,000 shares of Company stock to an individual who subsequently became a director for $212,000. Also, the Company traded with two other individuals, who subsequently became directors, a total of 472,200 shares of Company stock for 118,050 shares of Killearn Properties, Inc. stock.

     During 1997, the Company sold one lot to the Chief Executive Officer and one house to a director amounting to total revenues of approximately $145,000.

     In September, 1997, the Company received a lot in Summerbrooke, the value of which was applied toward the purchase of five lots in The Glen subdivision.

     In August, 1997, the Company traded two Killearn Lakes lots in exchange for two Killearn Estates lots; the Company received a lot in Lake Tallavanna, the value of which was applied toward the purchase of another lot in Lake Tallavanna subdivision; and, the Company traded a lot in Ox Bottom Manor subdivision to the Seminole Boosters for a skybox for the year at the Florida State University home football games.

     In May, 1997, the Company received a house, located in Georgia, the value of which was applied toward the purchase of six lots in Ox Bottom Manor subdivision; also, the Company received a lot in Ox Bottom Manor subdivision, the value of which was applied toward the purchase of a lot in Arvah Branch.

     In February, 1997, the Company received a house, the value of which was applied toward the purchase of two lots in Preservation Pointe subdivision; the Company received four lots in Killearn Lakes Unit 8, the value of which was applied toward the purchase of five lots in The Grove at Summerbrooke subdivision; and, the Company received seven units in Glen point subdivision, the value of which was applied toward the purchase of eighty-five lots in Killearn Commons, Phase II.

     In January, 1997, the Company received raw land, which is platted for 62 duplex units in exchange for four completed condominium units at Barrier Dunes.

     In December, 1996, the Company sold a lot to an individual owed $15,000 in commissions, who received a credit for same on the lot sold to him.

     In October 1996, the Company traded a lot in Ox Bottom Manor subdivision to the Seminole Boosters for a skybox for the year at the Florida State University home football games; a partnership, in which the Company is an equal partner, sold a house to third party for $130,000; and, the Company received an apartment complex in exchange for two completed condominium units at Barrier Dunes.

     In July, 1996, the Company received a Golden Eagle lot, the value of which was applied toward the purchase of ten lots in Glen Point subdivision.

    During fiscal 1997, the Company issued 4,500,000 shares of its voting common stock valued at approximately $6,812,500 for all of the voting stock of Highland Properties Construction Company, Inc., Flowers
Properties, Inc., and Barrier Dunes Development Corporation, which companies own real estate in Albany, Georgia, Thomasville, Georgia and Cape San Blas, Florida, respectively.

     During 1997 and 1996, the Company traded with two individuals who were eventually named directors, a total of 472,200 shares of Company stock for 118,050 shares of Killearn Properties, Inc. stock.

     During 1997 and 1996, respectively, 24,500 and 12,000 shares of common stock were issued to two creditors as payment for services rendered. A $46,000 and $40,500 expense was recorded, respectively, in connection with these transactions.

     In May 1996, Piney-Z. Ltd., and Apalachee Partners, Ltd. partnership interests valued at $675,000 were purchased with the issuance of 200,000 shares of common stock.

     During 1996, a fixed asset with a net book value of approximately $140,000 was traded to obtain the release of a $140,000 liability included in deferred compensation payable in 1995.

     In April 1996, the Company purchased land for $475,000 through the issuance of a note of $250,000 and the assumption of $225,000 of existing debt.

     On occasion, regarding the above trades involving some lots sales, the proceeds from the lots sales are applied as down payment against some of the houses accepted in trade, which is placed in the name of an officer of the Company. The Company then credits this amount against an outstanding deferred compensation payable for that officer. The Company believes that utilizing this available purchaser of constructed homes has favorable ramifications for the Company in its relations with its builder base, while at the same time, not burdening the Company with a majority of finished homes in its inventory.


               INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


     Jones and Kolb served as independent auditors of the Company for the fiscal year ended June 30, 1997, and is considered by management of the Company to be well qualified. The Company has been advised by that firm that neither it nor any member of that firm has any financial interest, direct or indirect, in the Company or any of its subsidiaries.

     One or more representatives of Jones and Kolb will be present at the Annual Meeting, will have an opportunity to make a statement if he or they desire to do so and will be available to respond to appropriate questions.

     Jones and Kolb replaced Coopers and Lybrand L.L.P. as the Company's independent auditors on September 5, 1997. Coopers and Lybrand, L.L.P. served as independent auditors of the Company for the fiscal year ended
June 30, 1996. The Company's principal accountant's report on the financial statements for the year preceding the dismissal of Coopers & Lybrand, L.L.P. did not contain an adverse opinion or disclaimer opinion, nor was it modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by the Company's Board of Directors. There were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The Company had no discussions with the new accountants as to specific accounting matters or type of opinion that might be rendered, other than those related to the normal engagement of certifying accountants. and is considered by management of the Company to be well qualified.

     Coopers and Lybrand L.L.P. replaced Guest & Company P.C. as the Company's independent auditors on September 27, 1996. The Company's principal accountant's report on the financial statements for either of the two years preceding the dismissal of Guest & Company P.C. did not contain an adverse opinion or disclaimer opinion, nor was it modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was approved by the Company's Board of Directors. There were no disagreements with the former accountant on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. The Company had no discussions with the new accountants as to specific accounting matters or type of opinion that might be rendered, other than those related to the normal engagement of certifying accountants.

     The appointment of auditors is a matter for determination by the Board of Directors for which no shareholder approval or ratification is necessary.


                            VOTE REQUIRED


     Approval of Proposal No. 1 submitted to the shareholders requires the affirmative vote of a plurality of the shares of Common Stock present or represented and entitled to vote as the Annual Meeting. For purposes of determining whether the requisite affirmative votes have been obtained with respect to Proposal No. 1, abstentions will be disregarded in the calculation.

          OTHER MATTERS THAT MAY COME BEFORE THE ANNUAL MEETING


    The management of the Company knows of no matters other than those above that are to be brought before the Annual Meeting. However, if any other matter should be presented for consideration and voting at the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the enclosed form of proxy to vote the proxy in accordance with their judgment of what is in the best interest of the Company.


            SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING


     From time to time the Company's shareholders may present proposals which may be proper subjects for inclusion in the Company's proxy statements for consideration at the Company's annual meetings. To be considered for inclusion, shareholder proposals must be submitted on a timely basis. Proposals for the Company's 1998 Annual Meeting must be received by the Company no later than July 31, 1998, and such proposals, as well as any questions related thereto, should be directed to the Secretary of the Company.

                  ANNUAL REPORT ON FORM 10-KSB

         THE COMPANY, UPON REQUEST, WILL FURNISH TO RECORD AND BENEFICIAL HOLDERS OF ITS COMMON STOCK, FREE OF CHARGE, A COPY OF ITS ANNUAL
REPORT ON FORM 10-KSB (INCLUDING FINANCIAL STATEMENTS AND SCHEDULES
BUT WITHOUT EXHIBITS) FOR FISCAL 1997. COPIES OF EXHIBITS TO THE FORM 10-KSB ALSO WILL BE FURNISHED UPON REQUEST AND THE PAYMENT OF
A REASONABLE FEE. ALL REQUESTS SHOULD BE DIRECTED TO MARK A.
CONNER, PRESIDENT, AT THE OFFICES OF THE COMPANY SET FORTH ON PAGE
ONE OF THIS PROXY STATEMENT.



                   BY ORDER OF THE BOARD OF DIRECTORS

                  ___________________________________
                         Anne Dechman, Secretary

1. Before July 1, 1995, Mr. Conner was employed by Capital First Holdings,
   Inc. rather than the Company. As a result, information regarding compensation before such date is not considered meaningful for purposes hereof.
2. Based on an annual salary of $180,000 per year. Before, December 1, 1996, Preiss was not employed by the Company or any related entities, as a result, information regarding compensation for fiscal years prior to the fiscal year ending June 30, 1997, is not considered meaningful for purposes hereof.
3. Includes $75,990 in debt service payments made by Capital First and the Company on behalf of Conner and $92,135 in other personal expenses paid by Capital First and the Company on behalf of Conner
4. Includes approximately $216,000 paid by the Company as a deferred compensation payable during the year ended June 30, 1997.